EXHIBIT 99.1

Stone Tan China Acquisition Corp. Cancels Special Meetings
of Stockholders and Warrant Holders

Trust Account to be Liquidated

New York, NY, October 7, 2009 — Stone Tan China Acquisition Corp. (“Stone Tan” or the “Company”) (OTCBB: STTA), announced today that it is cancelling the special meetings of stockholders and warrant holders originally scheduled to be held on October 14, 2009 and will commence the process of liquidating the trust account.  The Company has determined that the procedural steps within the PRC required to consummate the initial closing cannot be completed by October 15, 2009, the date on which Stone Tan’s corporate existence ceases in accordance with the terms of its certificate of incorporation.

Roger Stone, Chairman of Stone Tan, stated “We believe the proposed investment in the emerging non-bank financial services industry in China represented a unique opportunity for Stone Tan’s stockholders and regret that we will not be able to consummate the transaction prior to the SPAC’s expiration date. We appreciate the efforts of all involved in our pursuit of this opportunity.”

The Company intends to deliver a termination letter to Continental Stock Transfer & Trust Company (“Continental”), the trustee of its trust account, to inform Continental that it will not complete a business combination within the required time frame and instruct Continental to commence liquidation of the trust account as promptly as practicable.

Continental will also be appointed as Stone Tan’s paying agent, and in such capacity will be instructed to distribute the proceeds as promptly after October 15, 2009 as practicable to the stockholders of record on such date who hold shares issued in the Company’s initial public offering (“IPO shares”).  Upon the payment of all the funds in the trust account, the investment management trust agreement shall terminate in accordance with the terms thereof and the trust account shall be closed.

As of October 5, 2009, there was approximately $264 million or approximately $7.98 per IPO share being held in the trust account.  Management believes that there may be additional funds received from the refund of Federal and state taxes, and such additional funds, if any, net of associated costs, will be distributed to stockholders entitled to receive proceeds of the trust account as of the record date, when such funds are determined not to be subject to future audit.

About Stone Tan China Acquisition Corp.

Stone Tan is a public blank check company organized as a corporation under the laws of the State of Delaware on January 24, 2007 to effect a business combination with an unidentified operating business in the PRC. In October 2007, it received net proceeds of approximately $260 million from a private placement and an initial public offering of its securities, substantially all of which was deposited in the trust account. Other than such offerings and the pursuit of a business combination, Stone Tan has not engaged in any business to date. There are currently 32,970,300 IPO shares outstanding and entitled to participate in the liquidation of the trust account. The are currently 39,170,300 warrants outstanding that will expire upon such liquidation.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Stone Tan’s actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

Contact:

Stone Tan China Acquisition Corp.
Suite 1A, 11th Floor, Tower 1, China Hong Kong City, 33 Canton Road, Hong Kong
Mr. James Huang
Telephone: (858) 531-1591